SGLP Announces Third-Quarter 2009 Earnings and Name Change

Tulsa, Okla. – November 13, 2009 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) today announced a net loss of $2.9 million, or $0.08 per basic and diluted common unit, on total revenues of $40.0 million, for the three months ended September 30, 2009. For the nine months ended September 30, 2009, SGLP announced a net loss of $8.0 million, or $0.23 per basic and diluted common unit, on total revenues of $119.7 million.

These results compare to a net loss of $11.9 million and net income of $19.5 million on revenues of $53.8 million and $149.3 million for the three and nine months ended September 30, 2008, respectively.

SGLP generated $14.1 million and $45.0 million in earnings before interest, taxes, depreciation and amortization, or EBITDA, for the three and nine months ended September 30, 2009, respectively.  This EBITDA is inclusive of certain expenses totaling $3.0 million and $10.1 million for the three and nine months ended September 30, 2009, respectively, related primarily to incremental professional and legal expenses associated with the bankruptcy of SemGroup, L.P. (the “Private Company”) and the reconstruction of SGLP’s business following the Private Company’s bankruptcy.  These expenses are expected to be nonrecurring.  EBITDA is a non-generally accepted accounting principles (or "non-GAAP") financial measure that is explained and reconciled to net income (loss) later in this press release.

Net income (loss) and EBITDA continue to be impacted by decreased revenues in the Crude Oil Gathering and Transportation and Asphalt Services segments.  Revenues in the Crude Oil Gathering and Transportation segment have been significantly impacted by the Private Company's bankruptcy filing which has led to decreased volumes being transported.  Historically, the Private Company was a purchaser of crude oil and utilized SGLP’s gathering and transportation assets to deliver its crude oil to market.  As SGLP is not in the business of purchasing crude oil, the utilization of SGLP’s crude oil gathering and transportation assets is now dependent on third party purchasers of crude oil, some of whom own alternative gathering and transportation assets.

Further, revenues in the Asphalt Services segment were impacted by the Private Company's rejection of the Terminalling Agreement effective March 31, 2009, and the timing of SGLP’s entering into new leases and storage agreements with third party customers in the middle of the second quarter of 2009.

The negative revenue impacts were partially offset by comparable year-over-year revenues from the Crude Oil Terminalling and Storage segment which reflect continued strong demand for crude oil storage.

General and administrative expenses decreased $20.1 million and $10.3 million for the three and nine months ended September 30, 2009, respectively, as compared to similar periods in 2008.  General and administrative expenses for the three and nine months ended September 30, 2008 include an incremental $18.0 million of non-cash compensation expense due to the vesting of all outstanding awards under SGLP’s Long Term Incentive Plan resulting from the change of control of SGLP’s general partner that occurred in July of 2008.  This decrease was partially offset in the three months ended September 30, 2009 by increased costs related to legal and financial advisers as well as other related costs incurred in connection with events related to the Private Company’s bankruptcy, the securities litigation and governmental investigations, and our efforts to enter into storage contracts with third party customers and pursue other strategic opportunities.

Interest expense increased by $0.2 million and $19.8 million for the three and nine months ended September 30, 2009, respectively compared to similar periods in 2008. The increase was primarily due to both an increase in average borrowings outstanding as a result of our financing of the purchase of pipeline and storage assets from the Private Company in early 2008 and higher interest rates under our amended credit facility.

On October 8, 2009, SGLP announced that Vitol, Inc. entered into an agreement to purchase the general partner of SGLP.  Vitol Inc. is the principal U.S. subsidiary of the Vitol Group. Vitol is engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas, and other commodities. Vitol was founded in 1966, and is headquartered in the Netherlands. Vitol moves over 5 million barrels of crude oil and petroleum products every day throughout the world, charters more than 3,000 ships annually and had annual revenues of $191 billion in 2008.

Kevin Foxx, President and Chief Executive Officer of SGLP's general partner, stated, "Third quarter results and the pending change of control of our general partner change are anticipated to further stabilize our transportation and storage business.  We expect the Vitol transaction to close in the near future after consent is received from our lenders and look forward to the new era with Vitol as the owner of our general partner.  Lastly, we are pleased to announce that we are changing our name to Blueknight Energy Partners, L.P. and expect the change to become effective on December 1, 2009.  We are extremely excited to continue our business as Blueknight Energy Partners and expanding our presence under a new flag and leadership.  We will update information regarding our ticker symbol as soon as a new one has been assigned to us."

About SGLP

SGLP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. SGLP provides crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services. SGLP is based in Tulsa, Oklahoma. For more information, visit SGLP's web site at www.SGLPEnergy.com.

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Forward-Looking Statements

This news release includes forward-looking statements. Statements included in this press release that are not historical facts (including any statements concerning the Vitol transaction, expectations relating to SGLP’s asphalt facilities and any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to bankruptcy filings of the Private Company., uncertainties relating to future operations of SGLP’s asphalt operations, uncertainties relating to pursuing strategic alternatives for SGLP’s business, insufficient cash from operations, market conditions, governmental regulations and factors discussed in SGLP’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SGLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA. A Reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles is included in the table below. EBITDA should not be considered as an alternative to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance. SGLP defines EBITDA as net income or loss before interest, income taxes, depreciation and amortization. EBITDA is presented because it provides additional information with respect to the expected performance of SGLP's fundamental business, as well as its ability to meet future debt service, capital expenditures and working capital requirements.

The following table presents a reconciliation of EBITDA to net income (loss) for the periods shown:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009
		(in thousands)

Net income (loss)	$(11,851)	$(2,859)	$19,503	$(7,978)
Add: Interest expense	11,041	11,242	15,905	35,742
Income taxes	59	51	227	159
Depreciation and amortization	5,814	5,644	15,587	17,055
EBITDA	$5,063	$14,078	$51,222	$44,978

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2008 and 2009:

	Three Months ended September30,		Nine Months ended September30,
	2008	2009	2008	2009

Service revenues:
Crude oil terminalling and storage revenues:
Third party	$4,661	$10,286	$5,672	$30,604
Related party	6,666	715	26,361	2,571
Total crude oil terminalling and storage	11,327	11,001	32,033	33,175
Crude oil gathering and transportation revenues:
Third party	10,910	13,254	20,548	41,391
Related party	10,668	279	47,628	1,689
Total crude oil gathering and transportation	21,578	13,533	68,176	43,080
Asphalt revenues:
Third party	-	15,481	2	21,630
Related party	20,889	4	49,073	21,817
Total asphalt	20,889	15,485	49,075	43,447
Total revenues	53,794	40,019	149,284	119,702

Operating expenses:
Crude oil terminalling and storage	991	1,552	4,759	5,081
Crude oil gathering and transportation	16,212	14,038	51,334	43,143
Asphalt	10,165	8,889	24,312	23,201
Total operating expenses	27,368	24,479	80,405	71,425

General and administrative expenses:	27,177	7,106	33,244	22,939

Gain on settlement transaction	-	-	-	2,585

Operating income (loss)	(751)	8,434	35,635	27,923
Interest expense	11,041	11,242	15,905	35,742
Income tax expense	59	51	227	159
Net income (loss)	$(11,851)	$(2,859)	$19,503	$(7,978)

Basic and diluted weighted average number of units:
Common units	21,426	21,557	20,015	21,557
Subordinated units	12,571	12,571	12,571	12,571
Restricted and phantom units	641	480	552	472

Basic and diluted net income (loss) per common unit	$(0.33)	$(0.08)	$0.50	$(0.23)
Basic and diluted net income (loss) per subordinated unit	$(0.33)	$(0.08)	$0.50	$(0.23)

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SGLP Investor Relations Contact:
Mike Brochetti
Phone: 918.237.4032
Email: investor@sglpenergy.com